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                                                                     EXHIBIT 5.1


                               PALMER & DODGE LLP
                               One Beacon Street
                          Boston, Massachusetts 02108

Telephone: (617) 573-0100                         Facsimile: (617) 227-4420

                               May 15, 1998

PixTech, Inc.
Avenue Olivier Perroy
13790 Rousset
FRANCE

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by PixTech, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 3,052,527 shares of the Company's Common Stock, $0.01 par value per share, consisting of 2,588,819 shares of Common Stock outstanding on the date hereof (the "Shares") and 463,708 shares of Common Stock issuable upon exercise of an outstanding Warrant (the "Warrant Shares"), for resale by certain stockholders of the Company listed therein.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares and the Warrant Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares and the Warrant Shares have been duly authorized and that the Shares have been, and, upon issuance following payment of the exercise price therefore pursuant to the terms of the Warrant, the Warrant Shares will be, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.

                              Very truly yours,


                              /s/ Palmer & Dodge LLP
                              PALMER & DODGE LLP